EXHIBIT 3.1
                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           FUTURE PROJECTS VIII CORP..

PURSUANT TO THE PROVISIONS OF SECTION 607.1006, FLORIDA STATUTES, THIS FLORIDA PROFIT CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF
INCORPORATION:

FIRST:   Amendment adopted:

                 Article I is hereby amended to read as follows:

                The name of the corporation is American IDC Corp.

SECOND:  There is no change to the authorized capital of the corporation.

THIRD:   The date of the amendment's adoption is July 20, 2000.

FOURTH:  Adoption of Amendments:

The amendment was adopted by shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 20th day of July, 2000.

/S/ GORDON F. LEE
---------------------------
Gordon F. Lee, President

                                        Prepared by:  Thomas A. Braun, Esq.
                                                      #309 - 837 W. Hastings St.
                                                      Vancouver, B.C.  V6C 3N6
                                                      Tel. (604) 605-0507
                                                      Fax (604) 605-0508

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

                            ARTICLES OF INCORPORATION
                                       OF
                           FUTURE PROJECTS VIII CORP.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

The name of the corporation is FUTURE PROJECTS VIII CORP.

                                   ARTICLE II
                                     PURPOSE

This corporation shall be organized for any and all purposes authorized under the laws of the state of Florida

                                   ARTICLE III
                               PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $0.001 par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 1428 Brickell Avenue, 8th Floor, Miami, FL 33131. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

The number of persons constituting the initial Board of Directors shall be 1. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By-Laws. The name and address of the initial Board of Directors and Officers are as follows:

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

Eric P. Littman                                     President/Secretary/Director
1428 Brickell Avenue
8th Floor
Miami, FL  33131

                                   ARTICLE VII
                           DENIALOF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

9.1 INSPECTION OF BOOKS. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2 CONTROL SHARE ACQUISITION. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

9.3 QUORUM. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

9.4 REQUIRED VOTE. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

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                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRCTORS AND OFFICERS

To the fullest extend permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                   SUBSCRIBER

The name and address of the person signing these Articles of Incorporation as subscriber is:

Eric P. Littman
8th Floor
1428 Brickell Avenue
Miami, FL  33131

                                   ARTICLE XII
                                    CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

                                  ARTICLE XIII
                                 RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

                  Eric P. Littman
                  1428 Brickell Avenue
                  8th Floor
                  Miami, FL  33131

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IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of
Incorporation this on June 1, 1997.



                                                     /S/ ERIC P. LITTMAN
                                                     ---------------------------
                                                     Eric P. Littman, Subscriber

Subscribed and Sworn on June 1, 1997 Before me:

/S/ ISABEL CANTERA
------------------------------
Isabel Cantera, Notary Public

My Commission Expires February 25, 1999

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